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                               EXHIBIT 10(e)(ii)


                 FIRST AMENDMENT TO AMENDED AND RESTATED LEASE
                 ---------------------------------------------


            THIS FIRST AMENDMENT TO AMENDED AND RESTATED LEASE, entered into as of the 1st day of May, 1998, between V.P. I. PROPERTIES ASSOCIATES, a New York limited partnership qualified to do business in the State of Florida under the name V.P.I. Properties Associates, Ltd. and having its offices at One Norden Lane, Huntington Station, New York, New York 11746-2102 herein called "Lessor," and AMERICAN TECHNICAL CERAMICS (FLORIDA), INC., a Florida corporation having its offices at 2201 Corporate Square Boulevard, Jacksonville, Florida 32216, herein called "Tenant."

                                    RECITALS

            1. Lessor and Tenant entered into an agreement of lease effective as of October 1, 1980 and amended it by Amendment of Lease dated June 20, 1994 (collectively, the "Existing Lease");

            2. Lessor and Tenant amended the Existing Lease and restated it in full in one unified document by Amended and Restated Lease dated as of July 1, 1996 (the "Lease").

            3. Lessor and Tenant want to further amend the Lease by adding additional space to the leased premises and increasing the rent.

            NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

            1. Section 2 of the Lease is hereby deleted and the following substituted in its place:

                        "Lessor hereby leases to Tenant and Tenant hereby rents from Lessor all that piece, parcel or tract of land situate and lying and being in Duval County, Florida, as more particularly described in EXHIBIT A attached hereto and made a part hereof, together with the buildings and improvements constructed thereon, some of which are described on EXHIBIT B attached hereto and made a part hereof, including all improvements located thereon, and together with all rights, easements and appurtenances to the same belonging or usually held and enjoyed

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                        therewith. The land and all such improvements,
                        equipment, easements and appurtenances are hereinafter sometimes referred to as the "leased premises."



            2. Subsections 4(a) (ii) and (iii) of the Lease are hereby deleted and the following substituted in their place, with subsection 4(a)(i) repeated without change for convenience:

                        "(a) As payments on account of rent for the properties
            leased hereunder, and having made all required payments of rent, supplemental rent and other charges owed to Lessor through April 30, 1998, Tenant hereby unconditionally promises to pay:

                                   (i) to the Trustee, for the account of the
            Lessor, payments hereunder sufficient at all times to pay in full the principal of, premium, if any, and interest on the Bonds, and all expenses of the Trustee under the Indenture, and any and all other payments required to be made by Lessor under the Agreement and the Indenture, when and as the same become due and payable (whether at maturity or by acceleration, prepayment, call for redemption, or otherwise); all such payments shall be made in immediately available funds, at the principal corporate trust office of the Trustee which on the date hereof is located at 801 Riverside Avenue, Jacksonville, Florida 32204, or such other place as Lessor or the Trustee shall designate at any time in writing to Tenant;

                                   (ii) to the Lessor, directly commencing on
            May 1, 1998, as supplemental rent, the amount set forth in SUBSECTION 4(a)(iii) below, provided, however, if the Tenant has received notice from the Trustee that a default or Event of Default under the Agreement has occurred and is continuing, all supplemental rent payments shall be paid to the Trustee for the account of the Lessor. All payments of supplemental rent shall be made in equal monthly installments in advance on the first day of each and every remaining calendar month during the Term;

                                   (iii) the supplemental rent for the lease
            year commencing on May 1, 1998 shall be $461,239.00 (the "Escalation Base"). The supplemental rent for the lease year commencing on May 1, 1999 shall be the Escalation Base increased by the percentage increase, if any, in the CPI (hereinafter defined) for the last reported month available to the public on April 1, 1999 as compared to the CPI for the same month in 1998 (the "Base CPI"). The supplemental rent for each lease year after the lease year commencing on May 1, 1999 shall be the Escalation Base increased by the percentage increase, if any, in the last reported month available to the public on April 1 of the next preceding lease year as compared to the Base CPI. On or before April 15, 1999 and on or before

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            each April 15 thereafter during the Term, Lessor shall provide
            Tenant with written notice of the supplemental rent for the next succeeding lease year and the calculation for determining such supplemental rent. Notwithstanding the result of any calculation of supplemental rent hereunder, in no event shall supplemental rent for any lease year be less than supplemental for the preceding lease year.

            3. Exhibit B of the Lease is hereby deleted and Exhibit B attached hereto is hereby substituted in its place.

            4. Except as modified by this First Amendment to Amended and Restated Lease, the Lease remains in full force and effect.


            IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first written above.


Signed, sealed and                    V.P.I. PROPERTIES ASSOCIATES, d/b/a
delivered in the                        V.P.I. PROPERTIES ASSOCIATES, LTD.
presence of:                              (Lessor)


                                      By: /S/ Victor Insetta
------------------------                 ----------------------------------
                                          Victor Insetta,
------------------------                  its: General Partner
As to Lessor


                                      AMERICAN TECHNICAL CERAMICS
                                      (FLORIDA), INC.
                                        (Tenant)


                                      By: /S/ Kathleen M. Kelly
------------------------                 ----------------------------------
                                          its: Vice President-Administration
------------------------
As to Tenant                          Attest Kathleen M. Kelly
                                            -------------------------------
                                             Secretary

                                             (Corporate Seal)

                                       3
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STATE OF FLORIDA        )
                        )
COUNTY OF DUVAL         )


            The foregoing instrument was acknowledged before me this 15th day of September, 1998, by Victor Insetta, general partner of V.P.I. Properties Associates, a New York limited partnership, qualified to do business in the State of Florida under the name V.P.I. Properties Associates, Ltd., on behalf of the partnership.


                                            /S/ Jane Legendre
                                            --------------------------------
                                            Notary Public, State of Florida
                                              at Large.

NOTARIAL SEAL)                              My Commission Expires:



STATE OF NEW YORK       )
                        )
COUNTY OF SUFFOLK       )


            The foregoing instrument was acknowledged before me this 15th day of September, 1998, by Kathleen M. Kelly, Secretary of American Technical Ceramics (Florida), Inc., a Florida corporation, on behalf of the corporation.


                                            /S/ Susan Hilbert
                                            --------------------------------
                                            Notary Public, State of New York

NOTARIAL SEAL)                              My Commission Expires:

                                       4
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                                   EXHIBIT A

A part of Tract "E" as shown on map of John B. Uebelhoer's Subdivision, Plat Book 7, Page 10 of the Current Public Records of Duval County, Florida, more particularly described as follows: Commence at the Southwest corner of Section 24, Township 2 South, Range 27 East; thence South 88 degrees 24 minutes 18 seconds West, 110 feet to the Westerly right-of-way line of Corporate Square Boulevard as established for a width of 100 feet thence South 01 degrees 32 minutes 58 seconds East along the said Westerly right-of-way line, 63.43 feet to the point of curve of a curve to the right, said curve having a radius of 750 feet, thence along the arc of said curve and along said right-of-way line an arc distance of 431.13 feet, said curve having a chord bearing and distance of South 14 degrees 55 minutes 07 seconds West, 425. 22 feet to the point of tangency of said curve; thence continue along said Westerly right-of-way line South 31 degrees 23 minutes 11 seconds West, 113.62 feet to the point of curve of a curve to the left, said curve having a radius of 1,350 feet; thence along the arc of said curve and along said right-of-way line an arc distance of 925. 69 feet, said curve having a chord bearing and distance of South 11 degrees 44 minutes 33 seconds West, 907.66 feet; thence continue along the arc of said curve and along said right-of-way line an arc distance of 80.08 feet, said curve having a chord bearing and distance of South 09 degrees 36 minutes 03 seconds East, 80.07 feet, to the intersection with a curve concave Easterly having a- radius of 60 feet; thence Southerly along and around said curve an arc distance of 71. 80 feet, said curve having a chord bearing and distance of South 12 degrees 44 minutes 05 seconds East, 67.59 feet, to an intersection with the aforesaid Westerly right-of-way line of Corporate Square Boulevard, said Westerly right-of-way line being in a curve concave Easterly having a radius of 1,350 feet; thence Southerly along and around said curve an arc distance of 18.13 feet, said curve having a chord bearing and distance of South 14 degrees 33 minutes 14 seconds East, 18.13 feet to the Point of Beginning. From said Point of Beginning, run thence North 75 degrees 03 minutes 41 seconds East, 17.78 feet to the intersection with a curve concave Northerly having a radius of 60 feet; thence Easterly along and around said curve an arc distance of 70. 32 feet, said curve having a chord bearing and distance of North 75 degrees 03 minutes 41 seconds East, 66.36 feet; thence North 75 degrees 03 minutes 41 seconds East, 15.85 feet; thence Southerly along and around a curve concave Easterly having a radius of 1,250 feet an arc distance of 15.26 feet, said curve having a chord bearing and distance of South 15 degrees 17 minutes 18 seconds East, 15.26 feet; thence North 88 degrees 26 minutes 48 seconds East, 289.50 feet to an intersection with the Westerly line of lands described in Official Records Volume 3458, Page 363; thence South 02 degrees 09 minutes 19 seconds East along the Westerly line of said lands, 200.28 feet to the Southwest corner of said lands; thence North 88 degrees 26 minutes 34 seconds East, along the Southerly line of said lands, 99.85 feet to the Southeast corner of said lands; thence South 02 degrees 07 minutes 47 seconds


                                       5
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East, along the Westerly line of Southside Estates Unit No. 4, as recorded in
Plat Book 18, Pages 79, 79A and 79B, 426.8 feet: thence South 87 degrees 52 minutes 13 seconds West, 328.0 feet; thence North 02 degrees 07 minutes 47 seconds West, 539.8 feet; thence South 87 degrees 52 minutes 13 seconds West,
143.92 feet; thence North 14 degrees 33 minutes 14 seconds West, 85.89 feet to the Point of Beginning. Said parcel contains, 4.5838 acres more or less.


                                       6
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                                   EXHIBIT B

                                   BUILDINGS


1.          Office, Research and Development Building

2.          Storage Building

3.          Office, Machine Shop, Equipment, Maintenance,
            Engineering and Warehouse Building

4.          Manufacturing and Office Building

5.          Pilot Production Line Building